Exhibit 23.2

Consent of Independent Auditors

We consent to the use of our report dated January 25, 2021, with respect to the consolidated statements of financial position of Genkyotex S.A and its subsidiary as of September 30, 2020 and December 31, 2019 and the related consolidated income statements, consolidated statements of comprehensive income (loss), statements of changes in consolidated shareholders’ equity and consolidated statements of cash flows for the nine month period ended September 30, 2020 and the year ended December 31, 2019, and the related notes to the consolidated financial statements, included in Calliditas Therapeutics AB’s Registration Statement on Form F-1 and to the reference to our firm under the heading "Experts" in the prospectus.

Our report dated January 25, 2021 expresses a qualified opinion and includes a Basis for Qualified Opinion paragraph stating that as disclosed in Note 2.1 to the consolidated financial statements, the consolidated financial statements have been prepared to meet the reporting requirements of Rule 3-05 of Regulation S-X for purposes of a filing with the U.S. Securities and Exchange Commission and do not include comparative financial information as required by IAS 1 “Presentation of Financial Statements”.

Lyon, France

January 26, 2021

KPMG Audit

Division of KPMG S.A.

Stephane Devin	Bertrand Roussel

Partner	Partner